Exhibit 99.1

August 11, 2010	MEDIA AND INVESTOR RELATIONS CONTACT:	Angela A. Minas
	Phone:	303-633-2910
	24-Hour:	303-807-7018

DCP MIDSTREAM PARTNERS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON UNITS

DENVER – DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) today announced that it has priced an underwritten public offering of 2,600,000 common units representing limited partner interests at $32.57 per common unit. The offering is expected to close on August 16, 2010. The Partnership also granted the underwriters a 30-day option to purchase up to 390,000 additional common units to cover over-allotments, if any.

The Partnership intends to use the net proceeds from this offering, including proceeds from any exercise of the over-allotment option, to reduce outstanding indebtedness under its revolving credit facility.

BofA Merrill Lynch, Citigroup Global Markets Inc. and Morgan Stanley will act as joint book-running managers for the offering.

When available, a copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:

BofA Merrill Lynch

4 World Financial Center

New York, New York 10080

Attn: Prospectus Department

dg.prospectus_requests@baml.com

Citigroup Global Markets Inc.

Brooklyn Army Terminal

140 58th Street

Brooklyn, New York 11220

batprospectusdept@citi.com

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Morgan Stanley

Attn: Prospectus Dept.

180 Varick Street, 2nd Floor

New York, New York 10014

prospectus@morganstanley.com

Toll Free Number: (866) 718-1649

The common units are being offered and will be sold pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may be made only by means of a prospectus and related prospectus supplement.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.

This press release contains forward-looking statements as defined under the federal securities laws, including statements regarding the intended use of offering proceeds and other aspects of the common unit offering. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control, including market conditions, customary offering closing conditions and other factors described in the prospectus for the offering. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

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Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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